FORBEARANCE AGREEMENT

     AGREEMENT made this 2nd day of April, 2007 among Cornell Capital Partners, LP ("Cornell"), GreenShift Corporation ("GreenShift") and Viridis Capital, LLC ("Viridis").

     WHEREAS, Cornell has on this date declared four secured convertible debentures issued to it by GreenShift (the "Debentures") to be in default; and

     WHEREAS, Viridis has guaranteed payment by GreenShift of its obligations under the Debentures; and

     WHEREAS, the parties acknowledge that, due to the illiquidity of the collateral securing the Debentures and for other reasons, an immediate liquidation by Cornell of the collateral securing the Debentures would cause irreparable injury to the interests of all three parties hereto; and

     WHEREAS, for that reason the parties wish to make such arrangements as will facilitate a liquidation of assets by Cornell in such a way as to minimize the loss of value to the assets securing the Debentures.

         NOW, THEREFORE, it is agreed:

1. Waiver. GreenShift and Viridis hereby waive such defenses as they may have to Cornell's enforcement of its rights under the Debentures and the related security agreements and stock pledge agreements (collectively, the "Transaction Documents") in the event of default under the Debentures. The aforesaid waiver shall automatically terminate upon the termination of this Forbearance Agreement.

2. Forbearance. Cornell agrees that, during the Term of this Forbearance Agreement, it will forbear from exercising any remedy available to it under the Transaction Documents other than the remedies specifically contemplated by this Forbearance Agreement.

3. Conversion Restrictions. The conversion restrictions set forth in Section 3(a)(ii) of each Debenture shall remain in full force and effect during the Term of this Forbearance Agreement, notwithstanding the declaration of default by Cornell.

4. Liquidation Shares. The "Liquidation Shares" shall be the GreenShift common stock issued upon conversion of the Series C Preferred Stock pledged by Viridis to secure the Debentures. Cornell shall convert the Series C shares in tranches of 6,250 shares each, and shall not convert a tranche until it has sold 80% of the Liquidation Shares issued on conversion of the previous tranche. Any such conversions shall be subject to the ownership limitations specified in the Debentures (i.e., limitations to ownership of no more than 4.9% of the outstanding capital stock of GreenShift).

5. Application of Proceeds. In order to facilitate administration of the liquidation of the Liquidation Shares, the "Net Proceeds" of each tranche of Liquidation Shares shall be deemed to equal 90% of the lowest closing bid price during the five trading days preceding the conversion date of the Series C shares. The Net Proceeds shall be applied in satisfaction of GreenShift's obligations under the Debentures in the following priorities:
     (a) first, to accrued interest on the most recently issued Debenture, (b) then to principal on the most recently issued Debenture, (c) then to accrued interest on the next most recently issued Debenture, (d) then to principal on the next most recently issued Debenture, and so forth until all of GreenShift's obligations under the Debentures have been satisfied in full.

6. Term. The "Term" of this Agreement shall commence on the date set forth above and shall end on the earlier of (a) the date on which all of GreenShift's obligations under the Debentures have been satisfied in full,
     (b) the date on which all Liquidation Shares have been sold or (c) the effective date of any termination pursuant to Section 7 hereof.

7. Termination. Any party may terminate this Forbearance Agreement at will by giving written notice to the other. The notice shall state the effective date of the termination, which shall be no less than five days after the actual receipt of notice by the non-terminating parties.

8. No Waiver. Cornell expressly reserves its rights, upon termination of this Forbearance Agreement, to proceed against any other collateral (including, without limitation, any and all shares of pledged stock). Nothing herein shall constitute a release or waiver of Cornell's right to seek full recourse against Greenshift and Viridis for any deficiency in the full recovery of the amounts owed to Cornell by Greenshift or any affiliate thereof as specified in the Transaction Documents.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

CORNELL CAPITAL PARTNERS, LP                GREENSHIFT CORPORATION

By:  Yorkville Advisors, LLC
         Its General Partner                By:
                                            -----------------------------
                                            Kevin Kreisler, Chairman

By:____________________________             VIRIDIS CAPITAL, LLC
      Mark Angelo, Portfolio Manager

                                            By:
                                            ------------------------------
                                            Kevin Kreisler
                                            Managing Member